Exhibit 107.1

Form S-8

(Form Type)

CARNIVAL CORPORATION

CARNIVAL PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Carnival Corporation common stock, par value $0.01 per share, to be issued under the Carnival Corporation 2020 Stock Plan (1)	457(c) and (h)	21,650,000(1)	$14.47	$313,275,500 (2)	$110.20 per $1,000,000	$34,522.96
Equity	Carnival plc, special voting share, (pound) £1.00 par value (3)	457(c) and (h)	1	$1.27 (4)	$1.27	$110.20 per $1,000,000	--(5)
Equity	Trust shares of beneficial interest in P&O Princess Special Voting Trust (6) (7)	N/A	21,650,000 (8)	N/A	N/A	N/A	N/A (9)
Total Offering Amounts					$313,275,501.27		$34,522.96
Total Fee Offsets							$0.00
Net Fee Due							$34,522.96

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 also includes additional shares of Carnival Corporation common stock in respect of the securities identified in the above table that may become issuable as a result of adjustments for stock splits, stock dividends and similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of common stock of Carnival Corporation on the New York Stock Exchange on June 26, 2023, within five business days prior to filing.
(3)	Represents one special voting share of Carnival plc issued to the P&O Princess Special Voting Trust in connection with the dual listed company transaction completed by Carnival plc and Carnival Corporation on April 17, 2003.
(4)	Based on an exchange rate of US $1.27 = (pound) £1.00 as of June 26, 2023.
(5)	The filing fee with respect to this share is less than $0.01.
(6)	Represents trust shares of beneficial interest in the P&O Princess Special Voting Trust. In connection with the dual listed company transaction, one trust share is paired with each share of Carnival Corporation common stock and is not transferable separately from the share of Carnival Corporation common stock.
(7)	Upon each issuance of shares of Carnival Corporation common stock in connection with the Carnival Corporation 2020 Stock Plan, participants will receive both shares of Carnival Corporation common stock and an equivalent number of trust shares (which represent a beneficial interest in the special voting share of Carnival plc).
(8)	Includes an indeterminate number of trust shares that may be issuable as a result of adjustments for stock splits, stock dividends and similar transactions.
(9)	Participants in the Carnival Corporation 2020 Stock Plan will not pay any separate consideration in respect of the trust shares and Carnival plc will not receive any cash or other consideration in respect of the trust shares. Accordingly, no registration fee is payable in respect of the trust shares.